                                  EXHIBIT 2.2










                              SHARE SALE AGREEMENT
                        AMPOLEX (WESTERN AUSTRALIA) INC

                           AMPOLEX (PNG HOLDINGS) INC
                                Acn 000 113 217

                                      and

                               APACHE CORPORATION

THIS AGREEMENT is made        8th        October                            1997

BETWEEN

AMPOLEX (PNG HOLDINGS) INC a company incorporated in Delaware having its registered office at 1013 Center Road, City of Wilmington, County of New Castle, Delaware, United States of America (Seller)

AND

APACHE CORPORATION (a corporation incorporated under the laws of Delaware, United States of America) of 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056 (Buyer)

RECITALS:

A. The Company is engaged in the business of producing oil and gas in Western Australia.

B. The Seller is the legal and beneficial owner of the Shares being the whole of the issued share capital of the Company.

C. The Seller has agreed to sell the Shares to the Buyer, and the Buyer has agreed to purchase the Shares from the Seller on the terms and conditions set out in this Agreement.

The Parties AGREE:

1.        DEFINITIONS

1.1       Unless otherwise required by the context or subject matter:

          ADJUSTMENT AMOUNT is defined in clause 6.4;

          AGREED RATE means the THIRTY (30) day Bank Bill Swap Reference Rate (source Bloomberg) published in the Australian Financial Review in respect of the first Business Day of each month or part month for which interest is to be calculated;

          AGREEMENT means this agreement as amended, supplemented or varied from time to time;

          ASSETS means the interest of the Company as listed in Schedule One and in Schedule Five in and under:



                                      1.
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          (a)    the Titles and all other rights, titles and interests in the
                 Titles subject to the terms and conditions of their grant;

          (b) the Joint Venture Contracts, including any joint venture property held under those contracts;

          (c)    the Information; and

          (d) all other miscellaneous assets, rights, property and interests associated or employed in relation to the Assets, including the right to produce Petroleum in accordance with that interest;

          BALANCE SHEET means the balance sheet of the Company as audited by Ernst & Young annexed as Schedule 7 prepared on the basis set out in the notes to the Balance Sheet;

          BANK ACCOUNT means any bank account in the name of the Company;

          BUSINESS DAY means a day (during the hours of 9.00am to 5.00pm Perth time) on which trading banks are open for business in Perth, Western Australia;

          BUYER ACCOUNT means an account of amounts owed by the Buyer to the Seller determined under Schedule 4;

          BUYER'S SOLICITORS means Arthur, Robinson & Hedderwicks of 530 Collins Street, Melbourne, Victoria;

          COMPANY means Ampolex (Western Australia) Inc (ARBN 009 473 241);

          COMPLETION means completion of the sale and purchase of the Shares under Clause 9;

          COMPLETION DATE means the later of:

          (a)    14 November 1997; or

          (b) the day falling FIVE (5) Business Days after the Conditions are satisfied; or

          such other date as the Parties may agree in writing;

          CONDITION means any conditions specified in clauses 3 and 4 inclusive and CONDITIONS means all of them;

          DOLLARS or $ means Australian dollars unless otherwise stated;

          EFFECTIVE DATE means 00.01am, 1 July 1997 (Perth time);





                                       2.

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          ENCUMBRANCE means a mortgage, charge, whether fixed or floating, bill of sale, pledge, lien, charging order, stop order, writ of execution, title retention or conditional sales agreement, hire or hire purchase agreement, lease, licence to use or occupy, option, restriction as to transfer, use or possession, easement, caveat and the claim stated in that caveat, equity interest and any other security interest or other third party right or interest;

          GOVERNMENTAL AGENCY means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity;

          INDEPENDENT ACCOUNTANT means the chartered accountant referred to in Schedule Six;

          INFORMATION means geological, geophysical or technical information within the custody or control of the Company being material information that relates to the presence, absence or extent of hydrocarbon deposits in the area of the Assets and has been obtained from the exploration and prospecting for or production of hydrocarbons within Assets including, without limitation, the books, records, seismic and interpretive data, notes, drawings, maps and other information (in various media) related to the Assets;

          INTERIM PERIOD means the period between the Effective Date and the Completion Date;

          JOINT VENTURE means all or any of, as the context requires, the relationships established under the Joint Venture Contracts;

          JOINT VENTURE CONTRACTS means the contracts listed as such in Schedule Five;

          OPERATOR means Apache North West Pty Ltd except in relation to Exploration Licence WA-192-P, in respect of which Tap (Harriet) Pty Ltd has been appointed the Operator;

          OTHER AGREEMENTS means:

          (a) an agreement entered into on the date of this Agreement between Ampolex Limited and the Buyer or a Related Body Corporate of the Buyer for the sale of the issued shares in Ampolex (A.O.E.) Pty Limited;

          (b) an agreement entered into on the date of this Agreement between Ampolex Limited and the Buyer or a Related Body Corporate of the Buyer for the sale of the issued shares in Ampolex Varanus Pty Limited;

          PARTY means the Seller or the Buyer according to the context and Parties means both the Seller and the Buyer;





                                       3.

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          PETROLEUM has the meaning given in the Petroleum (Submerged Lands)
          Act (WA) 1982;

          PETROLEUM LEGISLATION means the Petroleum Act (WA) 1967, the Petroleum (Submerged Lands) Act (Cth) 1967, the Petroleum (Submerged Lands) Act (WA) 1982, the Petroleum Pipelines Act (WA) 1969 any other Act of Parliament with which each Act is incorporated, as well as all regulations, administrative directions and determinations made under any of those Acts;

          PURCHASE PRICE means the cash consideration of ONE HUNDRED AND THIRTY TWO MILLION NINE HUNDRED AND SEVEN THOUSAND SIX HUNDRED AND EIGHTEEN DOLLARS AND FIFTY NINE CENTS ($132,907,618.59) (which amount includes working capital as at the Effective Date) as adjusted in accordance with Clause 6 and Schedule Four, plus interest at the Agreed Rate calculated daily and compounded monthly during the Interim Period;

          RELATED BODY CORPORATE has the meaning given to that expression in the Corporations Law;

          SALE means the sale and purchase of the Shares in accordance with the terms of this Agreement;

          SALES CONTRACTS means the contracts listed as such in Schedule 5;

          SCHEDULE means a schedule to this Agreement;

          SELLER ACCOUNT means an account of amounts owed by the Seller to the Buyer determined under Schedule 4;

          SELLER'S SOLICITORS means Freehill Hollingdale & Page of 140 St Georges Terrace, Perth, Western Australia;

          SHARES means the 10,000 partly paid shares in the Company having a par value of US$2,500.00 being all the issued shares in the capital of the Company;

          SPECIFIED ENCUMBRANCES means the encumbrances specified in Schedule
          One;

          TAX means all federal, state, local or foreign taxes and charges including but not limited to income, gross receipts, windfall profits, goods and services, value added, transfer, property, sales, production, use, license, excise, franchise, withholding or similar taxes, together with any interest, additions or penalties and any interest in respect of such additions or penalties;

          TITLES means the petroleum titles and licences specified in Schedule One; and





                                       4.

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          WARRANTIES mean the warranties and representations set out in:-

          (a)    Schedule Two in the case of the Seller; and

          (b)    Schedule Three in the case of the Buyer.

2.        SALE SUBJECT TO CONDITIONS

          The Sale is conditional on satisfaction of each and every Condition.

3.        HART-SCOTT-RODINO CONDITION

          This Agreement is subject in all respects to and conditional upon compliance by the Parties with the Hart- Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act), and rules and regulations promulgated pursuant thereto, to the extent the HSR Act, rules and regulations are applicable to the transactions contemplated by this Agreement and the Other Agreements. The Parties shall make such filings with and provide such information to the Federal Trade Commission as are required in connection with the HSR Act as soon as practicable after the date of this Agreement.

4.        FIRB CONDITION

4.1       DEFINITION

          In this subclause:

          ACT means the Foreign Acquisitions and Takeovers Act 1975; and

          TREASURER means the Treasurer of Australia.

4.2       SALE SUBJECT TO APPROVAL

          The Sale is conditional on the Treasurer either:

          (a) advising the Buyer that the Treasurer has no objection to the acquisition of the Shares by the Buyer and the transactions contemplated by the Other Agreements either:

                 (i)       unconditionally; or

                 (ii) subject to conditions with which the Buyer (or its Related Body Corporate, as the case may be) is willing to comply; or

          (b) ceasing to be empowered under the Act to make an order prohibiting the acquisition of the Shares by the Buyer and the transactions contemplated by the Other Agreements;

          whichever occurs first.





                                       5.

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4.3       NOTICE TO BE GIVEN TO TREASURER

          The Buyer must:

          (a) give notice to the Treasurer under section 25 of the Act in the prescribed form; and

          (b)    comply with all directions on that form;

          within TEN (10) Business Days from the date of this Agreement.

4.4       PARTIES' OBLIGATIONS

          (a) The Buyer must use all reasonable endeavours to obtain the approval of the Treasurer to the Sale under the Act.

          (b) The Parties must (and the Seller must ensure that the Company will) do all things and provide all information and documents required by the Treasurer or the Foreign Investment Review Board in connection with the application for approval of the Sale under the Act as soon as reasonably practicable after being notified of the required things, information or documents.

4.5       BENEFIT OF CONDITION

          This Condition:

          (a)    is for the benefit of the Seller and the Buyer; and

          (b)    may not be waived.

4.6       CONDITION NOT FULFILLED

          If approval of the Treasurer is denied,  then:

          (a)    the Sale will terminate automatically without notice; and

          (b) subject to the rights of either Party in respect of any antecedent breach of the provisions of this Agreement:

                  (i) neither the Seller nor the Buyer will have any claim against the other; and

                 (ii) this Agreement, other than this subclause, will have no further effect.





                                       6.

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5.        SALE AND PURCHASE

          At Completion, the Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller the Shares free from Encumbrances for the Purchase Price on the terms and conditions of this Agreement.

6.        CONSIDERATION

6.1       PURCHASE PRICE

          The Buyer shall pay the Seller the Purchase Price subject to any adjustments required by this Agreement.

6.2       BUYER ACCOUNT

          The Buyer must pay to the Seller in addition to the Purchase Price the amount charged to the Buyer Account plus interest at the Agreed Rate calculated daily and compounded monthly.

6.3       SELLER ACCOUNT

          The Seller must pay by way of a deduction to the Purchase Price the amount charged to the Seller Account plus interest at the Agreed Rate calculated daily and compounded monthly.

6.4       PAYMENT

          Other than in respect of the amounts agreed or determined under Schedule Four, the payments under this Clause shall be paid at Completion and the Buyer Account and the Seller Account may be offset so that only one payment is made as between the Buyer and the Seller (Adjustment Amount).

6.5       POST COMPLETION/FINAL ADJUSTMENT

          Any matters not finally determined by and paid on the Completion Date will be resolved and payment made pursuant to the procedure described in Schedule Four.

6.6       FURTHER ADJUSTMENT

          If at any time during the period of THREE (3) years following the Completion Date the:

          (a)    Buyer becomes:

                 (i) entitled to or receives funds, revenues, refunds, credits or payments; or

                 (ii) liable to pay (and subject to this clause, does or agrees to pay) costs, expenses and expenditure;





                                       7.

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                 which are attributable to the Assets and relate to the period before the Effective Date; or

          (b)    Seller becomes:

                 (i) entitled to or receives funds, revenues, refunds, credits or payments; or

                 (ii) liable to pay (and subject to this clause, does or agrees to pay) costs, expenses and expenditure;

                 which are attributable to the Assets and relate to the period after the Effective Date;

          (in all cases, which amounts or liabilities were not otherwise specifically adjusted for in this Agreement), in an amount or amounts aggregating or exceeding not less than TEN THOUSAND DOLLARS ($10,000.00), then

          (c) the Buyer shall account to the Seller within THIRTY (30) days of such adjustments in respect of paragraphs 6.6(a)(i) and 6.6(b)(ii); and

          (d) the Seller shall account to the Buyer within THIRTY (30) days of such adjustments in respect of paragraphs 6.6(a)(ii) and 6.6(b)(i),

          for such funds, revenues, liabilities, costs, expenses, refunds, credits or payments and, where an amount relates partially to periods before and after the Effective Date, then the amount shall be equitably apportioned between the Seller and the Buyer. A Party shall be entitled to set off amounts payable by the other Party in making account to that other Party. A reference to the Buyer and the Seller in paragraphs (a) and (b) of this Clause includes a reference to the Company, where the Company receives an amount or incurs a liability to be adjusted under this clause.

7.        ACCESS TO COMPANY RECORDS

          From the date of this Agreement, the Seller shall and shall cause the Company to allow reasonable access by the Buyer to all of the Company's books, accounts and documents in connection with the Company and the Shares, and information concerning the Company relevant to the Sale.

8.        PERIOD BEFORE COMPLETION

8.1       CARRYING ON OF BUSINESS

          The Seller shall cause that between the date of execution of this Agreement and the Completion Date:





                                       8.

          (a) the Company informs and consults with the Buyer on all material matters relating to the conduct of the business of the Company and will procure that such business is conducted in a diligent and ordinary and usual manner. In particular, but without prejudice to the generality of the foregoing, the Seller will procure that the Company consults with the Buyer before the Company:

                 (i) approves any new or varied programme and budget of operations;

                 (ii) approves any drilling operations which are not at the date of this Agreement approved or identified in an approved programme and budget;

                 (iii) approves any other matter likely to affect in any material respect the nature or extent of expenditure obligations of the Company;

                 (iv) in any other respect, exercises any voting right under any Joint Venture Contract;

          (b) the Company does not acquire or dispose of any Asset, other than acquisitions or disposals of Petroleum, stocks or receivables in the ordinary course of business without the prior written consent of the Buyer;

          (c) the Company does not create any Encumbrances over any of the Assets without the prior written consent of the Buyer;

          (d) the Company pays when due all cash calls under the Joint Venture Contracts;

          (e) the Company does not vary the terms of sale of its share of Petroleum derived from the Assets pursuant to the Sale Contracts;

          (f) without the prior written approval of the Buyer (which approval shall not be unreasonably withheld), the Company will not:

                 (i) give notice of or otherwise institute in any sole risk or non-consent operation;

                 (ii)      farm-out the Assets;

                 (iii)     surrender or relinquish of any part of the Assets;
                           or

                 (iv) execute any instrument amending, waiving or cancelling any provision of the Joint Venture Contracts;

          (g) the Company provides to the Buyer copies of all material notices issued by the Operator in respect of the Assets;

          (h) the Company does not issue any shares, options or securities which are convertible into shares in the Company;





                                       9.

          (i)    the Company does not engage any employees;

          (j) the Company does not alter its memorandum or Articles of Association without the prior written consent of the Buyer;

          (k) the Company does not incur any liabilities, enter into any contract or commitment or engage in any activity other than in the ordinary course of business; and

          (l) the business of the Company is conducted so as to comply in all material respects with all applicable laws and regulations

          PROVIDED THAT the Seller will not be liable to the Buyer for any breach of an obligation imposed in this Clause 8.1 which arises from any course of action, to the extent that the Seller has consulted with the Deputy Managing Director of Apache Energy Limited prior to undertaking such course of action and she has not objected in writing as soon as practicable after such consultation.

8.2       ACCESS TO INFORMATION

          (a) In addition to its obligations under Clause 8.1, the Seller will procure that the Company will, subject to any confidentiality restrictions contained in the Joint Venture Contracts and this Agreement and subject to reasonable notice, give the Buyer reasonable access to the Information and any other matters relating to the Assets during normal working hours and provide copies thereof, at the Buyer's cost.

          (b) In exercising its rights under Clause 8.2(a), the Buyer will not unreasonably interfere with the business or operations of the Seller or the Company.

          (c) If this Agreement is terminated for whatever reason, the Buyer must promptly return all Information to the Seller.


8.3       INSURANCE

          During the Interim Period, the Seller will ensure that the Company maintains the insurances taken out in respect of the Assets as at the Effective Date. These insurances will be at the cost of the Buyer and adjusted for under Schedule 4.

9.        COMPLETION

9.1       COMPLETION LOCATION

          Completion will take place at the Seller's Solicitors' office.

9.2       COMPLETION DATE

          The Parties must effect Completion on the Completion Date at a time agreed by





                                      10.

          the Buyer and the Seller.

9.3       SELLER'S OBLIGATIONS

          At Completion, the Seller must deliver to the Buyer:

          (a) a duly executed but unstamped transfer of the Shares, together with the relevant share certificates;

          (b)    (i)       the common seal and any duplicate or official seals;

                 (ii) any Memorandum and Articles of Association of the Company in the possession of the Seller;

                 (iii) all minutes of meetings of directors and shareholders of the Company;

                 (iv)      all registers of the Company;

                 (v) copies of all income tax returns lodged by the Company before the Completion Date and supporting tax return work papers in possession of the Company;

                 (vi) all books, ledgers, records and other documents and data of the Company in either written or electronic form; and

                 (vii) a signed notice to each Purchaser under the Sale Contracts nominating a new Bank Account into which proceeds of sale of Petroleum can be made;

          (c) a legal opinion by the Seller's Solicitors (or by an attorney qualified to give such an opinion in the jurisdiction in which the Seller is incorporated) in a form reasonably satisfactory to the Buyer and the Buyer's Solicitors stating that this Agreement is, and will be, enforceable against the Seller in all respects in accordance with its terms;

          (d) a certificate signed on behalf of the Seller by two authorised officers (AUTHORISED OFFICERS) stating that all the representations and warranties given by the Seller in this Agreement are true and correct as at Completion and that the Seller is not in breach of any of its obligations under this Agreement;

          (e) copies of board resolutions certified as true and correct by an Authorised Officer in which the directors of the Seller authorise the execution of this Agreement and the performance of the Seller of the transactions contemplated by this Agreement;





                                      11.

          (f) certificates of incumbency in respect of each Authorised Officer confirming the authority of each of them to sign the certificate referred to in Clause 9.3(e) on behalf of the Seller; and

          (g) the Adjustment Amount, if the Seller Account plus interest at the Agreed Rate calculated daily and compounded monthly is greater than the Buyer Account plus interest at the Agreed Rate calculated daily and compounded monthly.

9.4       OTHER OBLIGATIONS OF SELLER ON COMPLETION

          As part of Completion, on payment of the Purchase Price and subject to Clause 9.5(a), payment of the Adjustment Amount to the Seller, the Seller shall cause the directors of the Company to hold a meeting with effect at Completion at which the directors, in accordance with the Company's articles of association:

          (a) appoint the Buyer's nominees as additional directors of the Company;

          (b) appoint the Buyer's nominee as an additional secretary of the Company;

          (c) approve for registration, subject to payment of stamp duty, the transfer of the Shares to the Buyer;

          (d)    (i)       authorise the signature of all authorities necessary
                           to revoke all existing authorities to bankers in relation to the operation of the Bank Accounts; and

                 (ii) appoint, in the manner the Buyer directs, the Buyer's nominees as the persons authorised to operate the Bank Accounts.

          (e)    table and accept resignations of:

                 (i)       the public officer;

                 (ii) the secretary, other than the secretary nominated by the Buyer; and

                 (iii) the directors, other than the directors nominated by the Buyer;

                 to take effect on and from the close of business of the meeting; and

          (f) sign all forms required to be signed by the outgoing directors and secretary under the Corporations Law.

9.5       THE BUYER'S OBLIGATIONS AT COMPLETION

          At Completion, the Buyer must:





                                      12.

          (a) by means of confirmed electronic funds transfer to a bank account in the name of the Seller as nominated by the Seller to the Buyer for value at Completion in Australian dollars pay to the Seller the Purchase Price and, if the Buyer Account plus interest at the Agreed Rate calculated daily and compounded monthly is greater than the Seller Account plus interest at the Agreed Rate calculated daily and compounded monthly, the Adjustment Amount; and

          (b)    deliver to the Seller:

                 (i) a legal opinion by the Buyer's Solicitors (or by an attorney qualified to give such an opinion in the jurisdiction in which the Buyer is incorporated) in a form reasonably satisfactory to the Seller and the Seller's Solicitors, stating that this Agreement is, and will be, enforceable against the Buyer in all respects in accordance with its terms;

                 (ii) a certificate signed on behalf of the Buyer by two authorised officers (AUTHORISED OFFICERS) stating that all the representations and warranties given by the Buyer in this Agreement are true and correct as at Completion and that the Buyer is not in breach of any of its obligations under this Agreement;

                 (iii) copies of board resolutions certified as true and correct by an Authorised Officer in which the directors of the Buyer authorise the execution of this Agreement and the performance of the Buyer of the transactions contemplated by this Agreement; and

                 (iv) certificates of incumbency in respect of each Authorised Officer confirming the authority of each of them to sign the certificate referred to in paragraph (ii) on behalf of the Buyer.

9.6       COMPLIANCE

          Neither the Buyer nor the Seller will be obliged to proceed to Completion unless:

          (a) there is no material breach of Clause 8 which remains unremedied; and

          (b) the other of them complies with all of its obligations under this Clause 9.

9.7       OTHER DOCUMENTS

          As soon as possible after Completion, the Seller will cause to be delivered at the Buyer's cost to the Buyer:

          (a) all technical and other data, books, records, accounts, contracts, maps, notes, drawings and other information (regardless of form) constituting the





                                      13.

                      Information in the possession and the control of the Seller requested by the Buyer; and

            (b) all original Joint Venture Contracts and Sales Contracts (to the extent that they are in the possession of or under the control of the Seller) or otherwise copies thereof and any other document that evidences the Company's title to Assets.

10.         POST COMPLETION

10.1        EXERCISE OF RIGHTS

            From Completion and until the Shares are registered in the name of the Buyer, the Seller agrees, in relation to the Shares, at the cost of the Buyer, to act in accordance with the directions of the persons appointed under clause 9.4(a).

10.2        CHANGE OF NAME

            The Buyer shall cause the Company to change its name to a name not associated with the Seller or any Related Body Corporate of the Seller and register the proposed change of name with the appropriate regulatory authority for approval within ten (10) Business Days of Completion.

10.3        INDEMNITY

            The Buyer indemnifies and holds harmless the Seller from any and all liability whatsoever arising out of the implementation of any direction given under Clause 10.1.

10.4        POST COMPLETION AUDIT OF OPERATOR'S ACCOUNTS

            (a) The Buyer acknowledges that for a period of THREE (3) years after the Completion Date the Seller retains its rights to participate in the audits of the Operator's books to be conducted under the terms of the Joint Venture Contracts (subject to any confidentiality restrictions contained in the Joint Venture Contracts and the Buyer agrees to use its reasonable endeavours to enable the Seller to so participate) in respect of the period prior to the Effective Date (and may nominate a representative to attend as a representative of the Buyer at its own cost) and will be entitled to and responsible for any adjustment made to any account maintained under the Joint Venture Contracts arising as a result of any such audit in respect of the period prior to the Effective Date.

            (b) If as a consequence of such audit, adjustments are made to any of the entries in the Working Capital Statement referred to in Schedule Four, a further adjustment will be paid to the Party entitled within THIRTY (30) Business Days of the results of that audit, provided that no claim can be made under this clause unless the net balance due is greater than TEN THOUSAND DOLLARS ($10,000).





                                      14.

10.5      PRESERVATION OF RECORDS

          (a) The Buyer must, at its own expense, preserve and keep the records held by it or the Company relating to the business of the Company for a period of SIX (6) years from the Completion Date and shall make such records and personnel available to Seller as may be reasonably required by Seller in connection with, among other things, any insurance claim, legal proceedings, the tax affairs of the Seller or any governmental investigation (including investigation and audits by any taxing authority) relating to the business of the Company prior to the Completion Date.

          (b) The Buyer consents to the Seller retaining copies of all corporate and Tax records relating to the Company or the Assets provided that the Seller shall not use or disclose them for any purpose other than as contemplated under Clause 10.5(a).

11.       TAX REQUIREMENTS

11.1      INFORMATION

          The Seller agrees to make available to the Buyer all information in its custody or control relating to the Company or relating to the Assets in respect of any period before the Completion Date which the Buyer needs to know to enable it to cause the Company to complete any Tax return or to make any claim for the undeducted allowable expenditure and the undeducted allowable capital expenditure.

11.2      REASONABLE ASSISTANCE

          The Seller agrees to give to the Buyer all reasonable assistance in connection with any tax audit of the Company after the Completion Date in respect of any period before the Completion Date, provided that the Seller's obligation under this clause terminates THREE (3) years after the Completion Date.

11.3      BUYER OBLIGATIONS

          The Buyer will not:

          (a) in relation to any Tax, amend any declaration, election or selection, the giving of a notice or the exercise of an option by the Company in respect of the period ending before the Completion Date without the Seller's prior written consent, which consent shall not be unreasonably withheld;

          (b) fail to submit any income tax return in relation to the Company for any period which includes the period commencing on the day following the Completion Date and ending at the end of the tax year in which the Completion Date occurs; or





                                      15.

          (c) amend any income tax return of the Company for any tax year ending at or prior to the end of the tax year in which the Completion Date occurs without the Seller's prior written consent, which consent shall not be unreasonably withheld.

          In this clause, "tax year" means a year ending on 30 June or, where the company has a substituted accounting period (within Section 18 of the Income Tax Assessment Act 1936, as amended) ending on some date other than 30 June, that date.

11.4      SELLER OBLIGATIONS

          The Seller will not submit any income tax return in relation to the Company for any period ending before the Completion Date without the Buyer's prior written consent, which consent must not be unreasonably withheld.

11A.      US TAX PROVISIONS

11A.1     DEFINITIONS:

          (a) UNITED STATES INCOME TAX means any and all Tax arising under or relation to provisions of Subtitles A and F of Title 26 of the Code;

          (b)    OTHER TAXES means any Tax other than United States Income Tax;
                 and

          (c) CODE means the United States Code (the Internal Revenue Code of 1986, as amended).

11A.2     TAXES

          (a) The Company is a member of an affiliated group of corporations filing consolidated United States federal income tax returns of which the Seller is the common parent (the U.S. GROUP). The taxable income or loss and any tax credits realised or generated by the Company from July 1, 1997 through to Completion (the SHORT PERIOD) shall be included in the consolidated United States federal income tax return of the U.S. Group.

          (b) All United States Income Tax returns required to be filed for the Company for all periods prior to and including Completion will be filed in a timely manner (taking into account all extensions of due dates), and each return will be complete and accurate in all material respects. All United States Income Tax imposed upon or payable by the Company for all periods prior to and including Completion will be duly paid by the Seller.

          (c) Buyer shall bear and pay any sales, use, transfer or other taxes of a similar nature assessed on this Agreement and the transfer of the Shares by Seller to Buyer.





                                      16.

11A.3     SECTION 338

          Neither the Buyer nor the Seller shall make, nor shall either of them permit any Related Body Corporate to make, an election under Sec. 338(a), (g) or (h)(10) of the Code with respect to the sale of the Shares of the Company pursuant to this Agreement.

11A.4     SECTION 341(f) CONSENT

          The Company has not filed a consent pursuant to the collapsible corporation provisions of Sec. 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have Sec. 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income tax) apply to any disposition of any asset owned by it.

11A.5     COOPERATION

          (a) After the Completion and for as long thereafter as is appropriate, the Buyer shall cause the Company or any such entity to make available to Seller, at the request of Seller and during normal business hours and in a manner which will not unreasonably interfere with its business, the personnel of the Company involved with the preparation and review of the Tax returns and schedules thereto for all taxable periods prior to Completion. Such personnel shall advise or assist with Seller as to the preparation and manner of the inclusion of the items in such returns and schedules and shall provide all other reasonable assistance as Seller shall request relating thereto including, without limitation, furnishing to, or permitting the copying by Seller of any records, returns, schedules, documents, workpapers, or other relevant materials which might reasonably be expected to be of use in connection with any return, examination or proceeding whether ongoing or anticipated.

          (b) The Buyer and Seller will provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return of Tax, any audit (financial or tax) or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and, upon the request of the other, provide the other with any records or information which may be relevant to such return, audit, examination or proceedings. Such assistance shall include making employees available on a mutually convenient basis to prove additional information and explanation of any material provided hereunder and shall include, without limitation, furnishing to or permitting the copying by the requesting party of any records, returns, schedules, documents, workpapers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination or proceeding. The Party requesting assistance hereunder shall reimburse the Party whose assistance is requested for reasonable out of pocket expenses incurred by it in providing such assistance.





                                      17.

12.       WARRANTIES

12.1      SELLER

          The Seller makes the Warranties in favour of the Buyer as at the Effective Date and as at the Completion Date. The Warranties are made subject to the qualifications made in this Agreement and in the Schedules and subject to any disclosures made by the Seller in writing on or prior to the date of this Agreement.

12.2      BUYER

          The Buyer makes the Warranties in favour of the Seller as at the Effective Date and as at the Completion Date. The Warranties are made subject to the qualifications made in this Agreement and in the Schedules.

12.3      NO WARRANTY UNLESS EXPRESSLY INCLUDED

          (a) Save as and only to the extent set forth in Clause 12.1, the Seller makes no representations or warranties in respect of any matter or thing and disclaims all liability and responsibility for any representation, warranty, statement, opinion or information made or communicated (orally or in writing) to the Buyer (including, without limiting the generality of the foregoing, any representation, warranty, statement, opinion, information or advice made and communicated to the Buyer by any officer, stockholder, director, employee, agent, consultant, counsel or adviser of the Seller or a tender document) and the Buyer acknowledges and affirms that it has not relied upon any such representation, warranty, statement, opinion or information in entering into or carrying out the transactions contemplated by this Agreement.

          (b) Subject to the Warranties, the Buyer acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the geological, geophysical and engineering interpretations, economic valuations and assessment of tax allowances and prospects for development of the Assets and acknowledges and affirms that in making the decision to purchase the Assets, it has relied to that extent upon its independent investigation and those of its representatives, including professional, legal, tax, economic, financial, business and other advisers.

          (c)    The Buyer acknowledges that subject in all respects to the
                 Warranties:

                 (i) it has made its own enquiries and has undertaken assessments and due diligence with respect to the Company, the Assets and the business conducted by the Company and has satisfied itself as to the Company's interest in the Titles as set out in
                           Schedule 1 and the Joint Venture Contracts set out in Schedule 5, prior to entering into this Agreement;

                 (ii) it and its advisers have completed a review of the financial records of the Company for the purpose of verifying the accounts of the Company;





                                      18.

                 (iii) it has not relied on any representation made by or on behalf of the Seller in making its decision to enter into this Agreement other than the Warranties;

                 (iv) the Seller gives no representation or warranty in respect of the existence or absence of common law or statutory native title rights in respect of the Assets or whether any claim for native title rights exists or will arise in respect of the Assets and the Buyer acknowledges that it has conducted its own enquiries with respect to native title matters;

                 (v) the Seller is induced to enter into this Agreement in consequence of these acknowledgments; and

                 (vi) the Seller gives no representation or warranty as to any Tax balances of the Company, and to the extent Tax balances can be calculated from or derived from the Balance Sheet, any warranty and representation in respect of such balances, their calculation or derivation is denied and the Buyer shall have no claim whatsoever against the Seller in respect thereof.

          (d) The Buyer agrees that it has actual or constructive knowledge of some of the subject matter of the Warranties and any breach of Warranty will not be enforceable against the Seller to the extent it is shown that the inaccuracy, error or omission underlying the alleged breach was known or was constructively known by the Buyer at or prior to the time the Buyer entered into this Agreement.

          (e) Without prejudice to the generality of the foregoing, the Seller makes no representations or warranties as to:

                 (i) the amounts of reserves attributable to and the field life of the Assets;

                 (ii) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations; or

                 (iii) whether any Tax allowances will in fact be deductible in the hands of the Company.

12.4      REASONABLE ENQUIRY

          Where any Warranty is qualified by any reference to the knowledge or awareness or belief of any Party, there shall be implied in that warranty or representation a warranty that such Party has made reasonable enquiries concerning the subject





                                      19.

          matter of that warranty or representation, save that it shall not be deemed to have made enquiries of any third party.

12.5      WARRANTIES - DURATION

          The Warranties shall survive the Completion Date for a period of ONE
          (1) year.

12.6      CONSEQUENTIAL LOSS

          Notwithstanding any other provision of the Agreement, a Party shall not under any circumstances be liable to the other under, arising out of or in any way connected with this Agreement for any consequential loss or damage whether arising in contract or tort (including negligence or breach of any statutory duty). For the purposes of this clause, consequential loss includes but is not limited to, any obligation or inability to produce Petroleum, lost production or loss of profits howsoever arising.

12.7      LIMITATION ON CLAIMS

          The Buyer's right to claim for and seek indemnity in respect of any claim (whether relating to a breach of the Warranties or otherwise relating to the subject matter of this Agreement) is limited as follows:

          (a) the Buyer must give written notice to the Seller of the specific claim in question with reasonable details of the relevant claim, including, if possible, the Buyer's estimate of the amount of the claim, on or before the first anniversary of the Completion Date;

          (b) the Buyer can only bring a claim for breach of a Warranty or otherwise relating to the subject matter of this Agreement if the amount reasonably claimed exceeds (or where there is more than one claim they exceed the aggregate) ONE HUNDRED THOUSAND DOLLARS ($100,000.00);

          (c) the maximum aggregate amount which the Buyer may recover from the Seller for breach of the Warranties is the Purchase Price.


12.8      CONDUCT OF CLAIMS

          If the Buyer receives a claim from a third party which may give rise to a claim against the Seller under this Agreement, the Buyer must within TEN (10) Business Days of receipt, notify the Seller of the claim giving full details so far as practicable and, if the Seller indemnifies the Buyer and the Company to their reasonable satisfaction against all and any costs, charges and expenses which may be incurred or for which they may become liable, the Buyer must take such action as the Seller reasonably instructs to avoid, dispute, resist, appeal, compromise or defend any such claim and any adjudication in respect of it.





                                      20.

12.9      BUYER'S REMEDIES

          (a) Prior to the Completion Date, the Buyer may only rescind this Agreement in accordance with Clause 12.9(b).

          (b) If not less than THREE (3) Business Days before the Completion Date, the Buyer becomes aware that the Seller is in breach of any of the Warranties of the Seller or any other material provision of this Agreement that has a material adverse effect on the value of the Shares as at the Effective Date, the Buyer shall promptly provide the Seller with written notice containing reasonable details of the said breach in which case the Completion Date shall be automatically extended for a period of TEN (10) Business Days. The Parties will use all reasonable efforts to resolve the matter, failing which the Buyer may not less than THREE (3) Business Days prior to the extended Completion Date, by notice in writing to the Seller:

                 (i) elect to proceed to Completion on the Completion Date, whereupon no Party shall have any further liabilities or obligations to the other whatsoever in respect of the breach notified; or

                 (ii) at its option (without prejudice to any other right or other remedy it may have and subject always to Clause 12.7) rescind this Agreement.

12.10     NON-MERGER OF WARRANTIES

          No Warranties merge on Completion.

12.11     RECLAMATION OBLIGATIONS

          All costs, expenses, risks, liabilities and obligations respecting the abandonment of any wells which are part of the Assets, closure, decommissioning and dismantling the facilities of the Company and any reclamation and restoration of all sites shall be borne and paid for solely by the Buyer, its successors or assigns, and the Buyer, its successors or assigns shall indemnify, defend and save harmless the Seller from and against any claims or demands (including breach of statutory duty) by any person for or resulting in expense, liability, loss, costs, claims or damages direct or indirect (including the effects of, and the costs of complying with any order direction, or claim of any government or agency having jurisdiction) pertaining to the foregoing operations conducted or failed to be conducted by the Buyer, its successors or assigns after Completion.

12.12     BUYER'S INDEMNITY-ENVIRONMENTAL DAMAGE

          (a) The Buyer, its successors or assigns, shall, after Completion, be liable to the Seller for all loss, costs, damages or expenses which the Seller may suffer and, in addition, shall indemnify, defend and save harmless the Seller from and against any claims or demands (including breach of statutory duty) or damages, direct or indirect, before, on and after Completion (including the





                                      21.

                           effects of, and the costs of complying with, any order, direction, or claim of any government or agency having jurisdiction) arising out of or resulting from Environmental Damage caused or alleged to have been caused in respect of the Assets.

                 (b)       For the purpose of this clause:


                           ENVIRONMENTAL DAMAGE means any one or more of:


                           (i)   ground water, surface water or aquifer
                                 contamination;

                           (ii)  soil contamination;

                           (iii) corrosion or deterioration of structures,
                                 equipment, fences and other property;

                           (iv) toxic or hazardous substance releases or emissions;

                           (v) death or injury to human beings caused in whole or in part by any of items (i) through
                                 (iv) above;

                           (vi) death or injury to plants and animals caused in whole or in part by any of items (i) through
                                 (iv) above; and

                           (vii) natural resource damages.

13.       TERMINATION AND DAMAGES

13.1      RIGHT TO TERMINATE

          If not less than THREE (3) Business Days before the Completion Date, the Buyer is in breach of any of the Warranties of the Buyer or any other material provision of this Agreement such that the interest of the Seller under this Agreement is materially adversely affected, then the Seller shall promptly provide the Buyer with written notice containing reasonable details of the said breach in which case the Completion Date shall be automatically extended for a period of TEN
          (10) Business Days. The Parties will use all reasonable endeavours to resolve the matter, failing which the Seller may not less than THREE
          (3) Business Days prior to the extended Completion Date, by notice in writing to the Buyer elect to:

          (a) complete this Agreement on the extended Completion Date, whereupon no Party shall have any further liabilities or obligations to the other whatsoever in respect of the breach notified; or

          (b) terminate its obligations under this Agreement, without prejudice to any right or other remedy it may have against the Buyer.





                                      22.

13.2      REMEDY

          The Seller may not give a notice under Clause 13.1(a) or (b) to the Buyer where the breach is capable of remedy and has been remedied by not less than THREE (3) Business Days before the extended Completion Date.

13.3      OTHER TERMINATION RIGHTS

          Either the Buyer or the Seller may terminate this Agreement by written notice to the other of them where:

          (a) the other of them convenes a meeting of its creditors or proposes or enters into a scheme of arrangement or composition with its creditors;

          (b)    there is a liquidation of the other of them;

          (c) a receiver or receiver and manager is appointed to the other of them;

          (d) a person holding a security interest over the assets of the other of them takes or attempts to take possession of those assets;

          (e) an administrator is appointed to the other of them under Part 5.3A of the Corporations Law; or

          (f) the other Party repudiates its obligations under this Agreement.

14.       COSTS, EXPENSES AND DELAYED PAYMENT

14.1      STAMP DUTY

          (a) The Buyer must pay any stamp duty in respect of the execution, delivery and performance of this Agreement and any agreement or document entered into or signed in contemplation of this Agreement.

          (b) The Buyer must pay any fine, penalty or other cost in respect of a failure to pay any stamp duty for which it is responsible under Clause 14.1(a), except to the extent that the fine, penalty or other cost is caused by an act or default on the part of the Seller.

          (c) The Buyer must within FIFTEEN (15) Business Days of the date of this Agreement submit this Agreement for an assessment of stamp duty and use its reasonable endeavours to secure and pay an assessment in respect of this Agreement as soon as practicable and will keep the Seller appraised of progress. The Seller agrees to assist the Buyer when requested and, in particular, to respond to requisitions (if any) for further information.

14.2      COSTS AND EXPENSES

          Subject to Clause 14.1, each Party must pay its own costs and expenses in respect





                                      23.

          of the negotiation, preparation, execution, delivery and registration of this Agreement or other Agreement or document entered into or signed in connection with the subject matter of this Agreement.

14.3      LATE INTEREST

          Without prejudice to any other rights under this Agreement, if any amount payable under this Agreement is not paid when due, the defaulting Party shall pay interest on a daily basis on such amount from the due date of payment (after as well as before judgment) at a rate equal to SIX PER CENT (6%) over the Agreed Rate.

15.       CONFIDENTIALITY AND ANNOUNCEMENTS

15.1      AGREED ANNOUNCEMENTS

          No Party shall, without the written consent of the other Party (which consent shall not be unreasonably withheld), issue or make any public announcement relating to, or disclose anything regarding, this Agreement.

15.2      LEGAL REQUIREMENTS

          (a) If a Party is required to disclose anything in respect of this Agreement in order to comply with:

                 (i)       applicable law; or

                 (ii) the requirements of any recognised stock exchange on which a Parties' or its Related Body Corporates' shares are listed;

                 then the Parties shall agree on the form and substance of such disclosure and a copy of the same shall be furnished to the other Parties prior to publication or release.

          (b) A Party will be deemed to have agreed to the terms of any disclosure if it has not objected to the form or substance of such release within ONE (1) Business Day of it being received by the Party. Each Party agrees to use its best endeavours to approve releases as soon as possible so that Parties are able to comply with statutory or stock exchange requirements.

16.       ASSIGNMENT

          Neither Party may assign the rights under, or the benefit or the burden of, this Agreement.

17.       NOTICE

          A notice, demand, consent or authority given or made to a person:

          (a)    must be in writing;





                                      24.

          (b)    may be given or made by:

                 (i)       delivering it to that person personally;

                 (ii) addressing it to that person and either leaving it at, or posting it to, the address of that person appearing in this Agreement or any other address nominated by that person by notice to the person giving the notice; or

                 (iii) sending a facsimile copy of the notice to the facsimile copier number nominated by that person by notice to the person giving the notice; and

          (c)    will be deemed to be given or made:

                 (i) if by leaving it at the address of that person, when left at that address;

                 (ii) if by post, on the second Business Day after the date of posting (if posted to an address in the same country) or on the seventh Business Day after the date of posting (if posted to an address in another country);

                 (iii) if by facsimile, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination facsimile machine number and indicating that the transmission had been made without error, but if the result is that a notice would be taken to be given or made on a day which is not a Business Day in the place to which the notice is sent or is later than 4.00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

18.       PROPER LAW

          This Agreement is governed by, and to be interpreted in accordance with, the laws of Western Australia and where applicable the laws of the Commonwealth of Australia.

19.       JURISDICTION

          The Parties agree to submit to the jurisdiction of the courts of Western Australia and if applicable the Commonwealth of Australia.

20.       COUNTERPARTS

          This Agreement may be executed in any number of counterparts each of which is





                                      25.

          an original instrument and all of which constitute one and the same instrument.

21.       ENTIRE AGREEMENT

21.1      AGREEMENT CONSTITUTES ENTIRE AGREEMENT

          This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and contains all of the representations, warranties, covenants and agreements of the Parties and supersedes all prior agreements and understandings in relation to the subject matter of the Agreement as at the date of this Agreement, other than the confidentiality agreement entered into by the Parties prior to execution of this Agreement which remains in force until Completion.

21.2      NO RELIANCE ON ORAL REPRESENTATIONS

          Each Party acknowledges that it has not relied on any oral statement, representation, undertaking, covenant or agreement made before the date of this Agreement relating to the subject matter of this Agreement and not contained in this Agreement.

22.       MORATORIUM NOT TO APPLY

          To the fullest extent permitted by law, the provisions of a statute which would, but for this clause:

          (a)    extend or postpone the date of payment of money; or

          (b)    abrogate, nullify, postpone or otherwise affect any condition;

          under this Agreement do not apply to limit or affect the terms of this Agreement.

23.       SEVERANCE

          (a) If any part of this Agreement is, or becomes, void or unenforceable, that part is, or will be, severed from this Agreement so that all parts that are not, or do not become, void or unenforceable remain in full force and effect and are unaffected by that severance.

          (b) If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.





                                      26.

24.       WAIVERS

24.1      FAILURE OR DELAY IS NOT WAIVER

          Failure to exercise or delay in exercising any right, power or privilege by a Party does not operate as a waiver of that right, power or privilege.

24.2      PARTIAL EXERCISE DOES NOT PRECLUDE FURTHER EXERCISE

          A single or partial exercise of any right, power or privilege by a Party does not preclude:

          (a) any other or further exercise of that right, power or privilege; or

          (b)    the exercise of any other right, power or privilege.

25.       VARIATION

          This Agreement may be varied only by agreement in writing signed by the Parties.

26.       FURTHER ASSURANCES

          Each Party must execute and do all acts and things necessary or desirable to implement and give full effect to the provisions and purpose of this Agreement.

27.       MERGER

          The rights and obligations of the Parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

28.       INTERPRETATION

28.1      REFERENCE TO A STATUTE

          A reference to a statute includes a regulation, by-law, requisition and order made under that statute and any amendment to or re-enactment of that statute, regulation, by-law, requisition or order for the time being in force.

28.2      JOINT AND SEVERAL COVENANTS

          If the Buyer comprises two or more persons, the covenants and agreements on their part bind and must be observed and performed by them jointly and each of them severally and may be enforced against any one or any two or more of them.

28.3      LAST DAY NOT A BUSINESS DAY

          When the day or last day for doing an act is not a Business Day in the place where





                                      27.

          that act is to be done, the day or last day for doing the act will be the next following Business Day in the place where that act is to be done.

28.4      HEADINGS

          Except in the Schedule, headings in this Agreement are for convenience and identification of clauses only and do not otherwise affect its interpretation.

28.5      REFERENCE TO OTHER DOCUMENT

          Subject to any contrary provision in this Agreement, a reference to any other deed, agreement, instrument or contract (including the Joint Venture Contracts and the Sales Contracts) includes a reference to that other deed, agreement, instrument or contract as amended, supplemented or varied from time to time.

28.6      REFERENCE TO A PARTY

          Unless contrary to the sense or context, a reference to a Party includes that Party's administrators, personal representatives, successors and assigns, and if the Buyer comprises two or more persons, administrators, personal representatives, successors and assigns of each of those persons.

28.7      SINGULAR, PLURAL AND GENDER

          Where applicable:

          (a)    words denoting the singular include the plural;

          (b)    words denoting the plural include the singular; and

          (c)    words denoting a gender include each gender.

28.8      REFERENCE TO A PERSON AND A BODY CORPORATE

          Where applicable:

          (a)    a reference to a body corporate includes a natural person; and

          (b)    a reference to a person includes a body corporate.

28.9      PROFESSIONAL BODY

          A reference to a professional body includes a successor to or substitute for that body.

28.10     PARTIES IN INTEREST

          This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement,





                                      28.

          express or implied, is intended to confer upon any person other than the Buyer, the Seller or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.



EXECUTED BY THE PARTIES


THE COMMON SEAL of AMPOLEX          )
(PNG HOLDINGS) INC is affixed in    )                     [SEAL]
accordance with its articles of     )
association in the presence of:     )

/s/ Dan P. Haworth                      /s/ Graeme K. Alexander
------------------------------------    ----------------------------------------
Signature Director                      Signature Secretary*

Dan P. Haworth                          Graeme K. Alexander
------------------------------------    ----------------------------------------
Print full name of signatory            Print full name of signatory

*  Delete if not applicable


SIGNED for and on behalf of         )
APACHE CORPORATION by               )
LISA A FLOYD as duly authorised     )   /s/ Lisa A. Floyd
                                        ----------------------------------------
corporate representative            )   Lisa A Floyd
in the presence of:                 )


/s/ Eve A. Howell
-----------------------------------
Witness



                                      29.

                                  SCHEDULE ONE

1.        TITLES

          Exploration Permit WA-192-P
          Exploration Permit EP 307
          Exploration Permit EP 358
          Exploration Permit TP/8
          Production Licence TL/1
          Production Licence TL/5
          Production Licence TL/6
          Pipeline Licence PL/12
          Pipeline Licence PL/17
          Pipeline Licence TPL/1
          Pipeline Licence TPL/2
          Pipeline Licence TPL/5
          Pipeline Licence TPL/8

2.        INTERESTS

          24% interest in the Assets.

3.        SPECIFIED ENCUMBRANCES

          1. Charge No. 225400 registered on 19/01/1990 given by the Company pursuant to Section 16.3 of the Joint Operating Agreement for Exploration and Appraisal of WA-192-P and EP 307 dated 5 August 1985;

          2. Charge No. 225386 registered on 19/01/1990 given by the Company pursuant to Section 16.3 of the Joint Operating Agreement for Exploration and Appraisal of Production Licences dated 5 August 1985;

          3. Charge No. 225411 registered on 19/01/1990 given by the Company pursuant to Section 12.4 of an Approved Field Joint Operating Agreement (WA-192-P Development and Production) dated 5 August 1985.





                                      30.

                                  SCHEDULE TWO
                              SELLER'S WARRANTIES


1.        SHARES

1.1 The Seller is the registered holder and beneficial owner of the Shares and has power to transfer title to the Shares being the only shares issued in the capital of the Company.

1.2 The Shares have been validly issued and are free from all Encumbrances.

1.3 There are no restrictions known to the Seller on the transfer of the Shares, save that the approval of the board of directors of the Company may be required in order to register the transfers.

1.4 The Company has not granted to any person a right to subscribe for or acquire or convert any security into any of the Company's unissued shares.

1.5 No person has any pre-emptive right with respect to any of the Shares.

1.6       The Company is not under an obligation to issue further shares.

1.7 There are no dividends declared by the Company which are not paid or credited to a loan account of a shareholder of the Company.

2.        STATUS OF THE COMPANY

2.1 The copy of the By Laws of the Company initialled for identification by an officer of the Company and produced prior to executing this Agreement is a true copy and includes all amendments made up to the date of this Agreement.

2.2 No resolution to alter the Company's By Laws has been passed since the Effective Date.

2.3       The Company is not:

          (a) wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;

          (b) the subject of a winding up application which has been made to a Court, and no event has occurred which would entitle any person to apply to a Court to wind up the Company;

          (c) a party to a composition or arrangement with any of its creditors;

          (d)    the recipient of a statutory demand;





                                      31.

          (e) in receivership and none of its assets is in the possession of or under the control of a mortgagee or chargee; or

          (f)    subject to administration,

          and the Seller is not aware of any facts or circumstances which would, or are likely to, result in any of the above.

2.4 The Company has not received any notice or warning of possible cancellation of registration of the Company.

3.        BALANCE SHEET

          The Balance Sheet, to the best of the knowledge of the Seller and subject to the notes to the accounts and other matters noted:

          (a) presents a true and fair view of the financial position of the Company as at the Effective Date; and

          (b) has been prepared and audited in accordance with the relevant accounting standards and generally accepted accounting principles consistently applied.

4.        TITLE TO ASSETS

          The Company has good title to the Assets.

5.        POWER OF ATTORNEY

          The Company has not granted any power of attorney which will be effective at or after Completion.

6.        PROCEEDINGS PENDING

6.1 The Company is not engaged in any litigation, arbitration, prosecution or other legal proceedings, or any proceedings or hearings before any statutory or governmental body, department, board or agency.

6.2 To the Seller's best knowledge and belief there are no facts which are likely to give rise to any litigation, arbitration, prosecution or other legal proceedings, or any proceedings or hearings before any statutory or governmental body, department, board or agency.

7.        BUSINESS SINCE EFFECTIVE DATE

          Since the Effective Date:





                                      32.

          (a) the Company has carried on business and dealt with its property and assets only as a consequence of trading in the ordinary course of business, save as disclosed by the Seller;

          (b) no alteration has been made to the share capital of the Company;

          (c) the Company has not declared or paid any dividend or any amount which may be deemed to be a dividend or passed any special resolution;

          (d) the Company has not granted any Encumbrance over or any part of the Assets other than under the Joint Venture Contracts and the Specified Encumbrances; and

          (e)    the Company has no employees.

8.        CONTRACTS

8.1 To the best of the Seller's knowledge, all agreements binding on the Company not entered into in the ordinary course of Business of the Company have been disclosed to the Buyer.

8.2 To the best of the Seller's knowledge, the Company is not party to any agreement which may be terminated by any other party by reason of a change in the ownership of the Shares by reason of the change being subject to the consent of the other party, which consent has not been obtained.

8.3 All material agreements entered into by the Company have been executed in accordance with the Company's Articles of Association, are within the authority of the Company and are valid and binding on the Company and, to the best of the Seller's knowledge and belief, on the other parties to those agreements.

9.        SUBSIDIARIES

          The Company has no subsidiaries at the Completion Date.

10.       AUTHORITY

10.1 The Seller is duly incorporated with limited liability and validly existing under the laws of its country of incorporation.

10.2 The documents which contain or establish the Sellers' constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, the Seller to execute and deliver this Agreement and this Agreement does, and the further documents to be executed by the Seller hereunder will, constitute legal, valid and binding obligations of the Seller enforceable against them in accordance with their respective terms.





                                      33.

10.3 The signing and delivery of this Agreement and the performance of the transaction contemplated by this Agreement will not contravene or constitute a default under a provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Seller is bound.

10.4 The Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transaction under this Agreement for which the Buyer will have any obligation.

11.       COMPLETENESS OF INFORMATION

          The Seller has provided to the Buyer all information within its knowledge which could reasonably be considered to be material in relation to the Company, the Shares and the Assets or to their value.

12.       ASSETS

12.1 The Company's legal and beneficial ownership of the Assets is as set out in Schedule One, free and clear of all Encumbrances, other than as there set out or in the Joint Venture Contracts, Specified Encumbrances, the terms of grant of the Titles or under the Petroleum Legislation.

12.2 The Joint Venture Contracts are to the best of the knowledge and belief of the Seller, a complete list of all material agreements constituting or regulating the interests of the Seller in the Titles.

12.3 The Seller has not received any notice of any material breach of its obligations under the Joint Venture Contracts or the Sale Contracts.

12.4 The Seller is not in material default under the Joint Venture Contracts or the Sale Contracts.

13.       OPERATIONS

          To the best of the knowledge and belief of the Seller:

          (a) all material conditions and obligations to which the Assets are subject have been complied with and performed; and

          (b) all Petroleum operations with respect to the Assets have been and are now conducted in accordance with applicable laws and good oilfield practice.

14.       DEFAULT OF OTHER VENTURERS

          The Company has not in the last TWELVE (12) months received any notice of default in respect of any other party to the Joint Venture Contracts.





                                      34.

15.       COMPLIANCE

          Except in relation to Tax matters:

          (a) to the best knowledge and belief of the Seller there are no material notices of any public or statutory authority outstanding against the Company; and.

          (b) the Company has complied in all material respects with the provisions of all laws and regulations and all orders, notices, awards and determinations made by any statutory or other competent authority in any way relating to or binding on the Company or the Assets.





                                      35.

                                 SCHEDULE THREE
                               BUYER'S WARRANTIES

          WARRANTIES OF THE BUYER

          (a) The Buyer is duly incorporated with limited liability and validly existing under the laws of its country of incorporation.

          (b) The signing and delivery of this Agreement and the performance of the transactions contemplated by this Agreement will not contravene or constitute a default under the provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which the Buyer is bound.

          (c) The Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transaction herein provided for which the Sellers will have any obligation.

          (d) The Shares are being purchased by the Buyer for its own account for investment and not for the purpose of, or with a view to, the resale or distribution thereof. The Buyer acknowledges that the sale or resale of the Shares under this Agreement has not been registered under the U.S. Securities Act 1933, as amended, and that no further sales of the Shares can be made unless registration or exemption from registration under such Act is available.

          (e) The documents which contain or establish the Buyer's constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, the Buyer to execute and deliver this Agreement and this Agreement does, and the further documents to be executed by the Buyer hereunder will, constitute legal, valid and binding obligations of the Buyer enforceable against them in accordance with their respective terms.

          (f) The signing and delivery of this Agreement and the performance of the transaction contemplated by this Agreement will not contravene or constitute a default under a provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Buyer is bound.

          (g) The Buyer, on the Completion Date, will have sufficient funds to effect Completion and all other transactions contemplated by this Agreement.

          (h) Except as specifically set forth in this Agreement, no consent, approval, waiver or authorisation is required to be obtained by the Buyer and no notice or filing is required to be given by the Buyer with any federal, state, local or other governmental authority in connection with the execution, delivery and performance by the Buyer of this Agreement.

          (i)    The Buyer is not:





                                      36.

                 (i) wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;

                 (ii) the subject of a winding up application which has been made to a Court, and no event has occurred which would entitle any person to apply to a Court to wind up the Buyer;

                 (iii) a party to a composition or arrangement with any of its creditors;

                 (iv) the recipient of a statutory demand under sections 459A-461 of the Corporations Law or any equivalent or analagous legislation in any jurisdiction relevant to the Buyer;

                 (v) in receivership and none of its assets is in the possession of or under the control of a mortgagee or chargee; or

                 (vi) subject to administration under Part 5.3A of the Corporations Law or any equivalent or analagous legislation in any jurisdiction relevant to the Buyer.

          (j) The Buyer has not received from any relevant authority any notice or warning of possible cancellation of registration of the Company.

          (k) The Buyer is not engaged in any litigation, arbitration, prosecution or other legal proceedings, or any proceedings or hearings before any statutory or governmental body, department, board or agency which would be likely to prejudice the Buyer's performance of its obligations under this Agreement.

          (l) There are no facts known to the Buyer which are likely to give rise to any litigation, arbitration, prosecution or other legal proceedings, or any proceedings or hearings before any statutory or governmental body, department, board or agency involving the Buyer which would be likely to prejudice the Buyer's performance of its obligations under this Agreement.





                                      37.

                                 SCHEDULE FOUR
                                   ACCOUNTS

1.        PREPARATION

          (a) The initial working capital statement at 30 June 1997 which is based on the Balance Sheet is attached as Schedule Eight.


          (b) The Seller shall procure that the Company prepares a statement of Working Capital of the Company taking into account the adjustments under Part 2 of this Schedule (WORKING CAPITAL STATEMENT) not less than SEVEN (7) days prior to the Completion Date;

          (c)    The Seller shall prepare the following statements of account:

                 (i) a profit and loss account in respect of the Assets for the period from the Effective Date to the end of the month immediately prior to the Completion Date (ADJUSTMENT DATE) (PROFIT AND LOSS ACCOUNT); and

                 (ii) a statement of capital expenditure in respect of the Assets from the Effective Date to the Adjustment Date (CAPITAL STATEMENT).

          (d) All amounts in US dollars are to be converted to Australian dollars based on the transaction settlement date converted at the Wholesale Market Hedge rate published in the Australian Financial Review.

          (e) The Working Capital Statement, the Profit & Loss Account and the Capital Statement are referred to as the ACCOUNTS.

2.        WORKING CAPITAL

          (a) The working capital figure in the Working Capital Statement will take into account the matters set out in this Part in respect of the Assets, the Joint Venture Documents and the hydrocarbons produced from the Assets.

          (b) For the purpose of the Working Capital Statement, the working capital figure will be based on, but not limited to, the initial items taken from the initial Working Capital Statement in Schedule Eight, but will be varied, to the extent that any variation is necessary, to take into account:

                 (i) the purchase price of the hydrocarbons on hand as at 00:01 on the Effective Date determined in accordance with paragraphs (c) and (d) (such amounts to be treated as a current asset);





                                      38.

                 (ii) the amount of any calls payable in respect of the Assets after 00:01 on the Effective Date, which were paid on or before the Effective Date (such amounts to be treated as a current asset);

                 (iii) the amount of any calls payable in respect of the Assets on or before 00:01 on the Effective Date, which were unpaid on or before the Effective Date (such amounts to be treated as a current liability);

                 (iv) any other outstanding amount by or to the Company in respect of the Assets that relate to operations of the Company on or before the Effective Date; and

                 (v) any over contribution or under contribution in respect of the Company recorded in the books of the Operator at the Effective Date.

          (c) The Company's interest in the stock of hydrocarbons attributable to the Assets on hand as at 00:01 on the Effective Date comprises:

                 (i) liquids downstream of the wellheads as estimated by the Operator; and

                 (ii) gas downsteam of the low temperature separation plant as estimated by the Operator.

          (d)    The purchase price of the hydrocarbons on hand will be:

                 (i) for all of such hydrocarbons, the actual proceeds of sale; less

                 (ii) for all of such hydrocarbons, actual or (where no actual is available) estimated transportation, wharfage and royalty costs incurred through to the point of sale, where estimates are based on the average per barrel implied from actual payments over the preceding three months.

3.        PROFIT & LOSS ACCOUNT

          (a)    The Profit and Loss Account shall take into account:

                 (i) the amount of operating costs included in any calls paid in respect of the Assets from the Effective Date to the Adjustment Date and the costs of insurances under Clause 8.3 (such amounts to be treated as expenses); and

                 (ii) the amount of any cash received or entitled to be received in respect of sales of hydrocarbons made pursuant to the Sales Contracts and invoiced in the period from the Effective Date to the Adjustment





                                      39.

                           Date and any other income otherwise received in respect of the Assets (such amounts to be treated as revenue).

          (b) In this Part, if the total of revenue exceeds the total of expenses, then the amount of the difference shall be charged to the Seller Account, otherwise the amount of the difference shall be charged to the Buyer Account.

          (c) The United States income tax payable with respect to the Interim Period profits of the Company shall be charged to the Buyer Account.

4.        CAPITAL STATEMENT

          (a) The Capital Statement shall take into account the amount of any capital cost or receipt comprised or adjusted for in any call paid or received in respect of the Assets from the Effective Date to the Adjustment Date (such amounts to be treated as property, plant and equipment).

          (b)    In this Part, if the total of capital costs under paragraph
                 (a) exceeds the total of capital receipts, then the amount of the difference shall be charged to the Buyer Account, otherwise the amount of the difference shall be charged to the Seller Account.

5.        PROCEDURE TO AGREE ACCOUNTS

          (a) Not less than SEVEN (7) Business Days prior to the projected Completion Date, the Seller agrees to submit the Accounts to the Buyer. The Seller will provide supporting documentation.

          (b) Within FOUR (4) Business Days of the date on which the Seller provides the Accounts (or such shorter time as the parties agree), the Buyer agrees to advise the Seller in writing as to any amounts it does not agree to, including its reasons.

          (c) The Parties will in good faith seek to reach agreement without delay on any amounts not agreed to between them.

          (d) If no notice is given by the Buyer under paragraph (b) of this Part, then the Accounts will be treated as the Accounts for the purposes of determining the amounts to be paid or allowed at Completion.

          (e) If a notice is given by any Party under paragraph (b) of this Part and the Parties do not resolve the matter within THREE
                 (3) Business Days prior to Completion, then the Parties will pay at Completion the amounts in the Buyer Account and the Seller Account not in dispute under clause 4 of the Agreement.

          (f) If any amount is not agreed nor paid or allowed at Completion, then either Party may give notice to the other that the matter be referred to an





                                      40.

                 Independent Accountant. The notice must suggest a person to be the Independent Accountant and process set out in Schedule 6 must be followed.

          (g) If a reference is made to the Independent Accountant under paragraph (f) of this Part, the terms of reference must be to resolve the matters in dispute in accordance with the principles set out in Parts 1, 2, 3 and 4 of this Schedule as soon as possible. The Buyer and Seller must co-operate and make information available as requested by the Independent Accountant. The Buyer and the Seller must ensure that the Company promptly makes available such information as the Independent Accountant may request in relation to the matters in dispute. All correspondence between the Independent Accountant and any Party must be promptly copied to the other Party.

          (h) The Independent Accountant must issue a certificate as to his determination of the matters referred to him and of the Accounts, adjusted (if necessary) to take account of his determinations. The Buyer and Seller agree that in carrying out this role, the Independent Accountant acts as expert and not arbitrator and that, in the absence of fraud or mistake or manifest error, the certificate issues by the Independent Accountant will be final and binding on them.

          (i) The Buyer and the Seller will bear equally the costs of the Independent Accountant.

6.        POST COMPLETION ADJUSTMENTS FOR PERIOD BETWEEN ADJUSTMENT DATE AND
          COMPLETION

          (a) Within THIRTY (30) days after the end of the month in which Completion occurs the Seller will prepare the Accounts and submit them to the Buyer, in each case made up to the Completion Date.

          (b) The Parties will follow the procedures set out in Part 5 of this Schedule to determine the Buyer Account and the Seller Account as at the Completion Date.

          (c) Any difference between the Buyer Account and the Seller Account at the Adjustment Date and at the Completion Date will be paid to the Party entitled by the other Party within FIVE
                 (5) Business Days of determination of those Accounts.





                                      41.

                                 SCHEDULE FIVE

JOINT VENTURE CONTRACTS

Approved Field Joint Operating Agreement (WA-192-P Development and Production) ("Production JOA") dated 5 August 1985 between Bond Corporation Pty Ltd, Texas Eastern Australia, Inc., Reading & Bates Australia Petroleum Co., Petro Energy Limited, Pontoon Oil & Minerals NL, Pelsart Oil NL, Swan Television & Radio Broadcasters Limited and New World Oil & Developments Pty Ltd;

Joint Operating Agreement for Exploration and Appraisal of WA-192-P and EP307 ("Permit Exploration JOA") dated 5 August 1985 between Bond Corporation Pty Ltd, Texas Eastern Australia, Inc., Reading & Bates Australia Petroleum Co., Petro Energy Limited, Pontoon Oil & Minerals NL, Pelsart Oil NL, Swan Television & Radio Broadcasters Limited and New World Oil & Developments Pty Ltd;

Joint Operating Agreement for Exploration and Appraisal of Production Licence ("Production Licence Exploration JOA") dated 5 August 1985 between Bond Corporation Pty Ltd, Texas Eastern Australia, Inc., Reading & Bates Australia Petroleum Co., Petro Energy Limited, Pontoon Oil & Minerals NL, Pelsart Oil NL, Swan Television & Radio Broadcasters Limited and New World Oil & Developments Pty Ltd;

Production - Exploration Co-Ordination Deed (WA-192-P and Production Licence) dated 5 August 1985 between Bond Corporation Pty Ltd, Texas Eastern Australia, Inc., Reading & Bates Australia Petroleum Co., Petro Energy Limited, Pontoon Oil & Minerals NL, Pelsart Oil NL, Swan Television & Radio Broadcasters Limited and New World Oil & Developments Pty Ltd;

Seller's Representative Agreement WA-192-P New Production Licence - Produced Petroleum dated 5 August 1985 between Bond Corporation Pty Ltd, Texas Eastern Australia, Inc., Reading & Bates Australia Petroleum Co., Petro Energy Limited, Pontoon Oil & Minerals NL, Pelsart Oil NL, Swan Television & Radio Broadcasters Limited and New World Oil & Developments Pty Ltd;

Deed of Cross Charge given by the Company (No. 225400) pursuant to Permit Exploration JOA created 18 January 1990 and other charges given by New World Oil & Developments Pty Ltd, Ampolex Varanus Pty Ltd, Apache Northwest Pty Ltd, Hardy Petroleum Limited, Novus UK (Harriet) Limited, Tap (Harriet) Pty Ltd and Kufpec Australia Pty Ltd in favour of the Company pursuant to that JOA;

Deed of Cross Charge given by the Company (No. 225386) pursuant to Production Licence Exploration JOA created 18 January 1990 and other charges given by New World Oil & Developments Pty Ltd, Ampolex Varanus Pty Ltd, Apache Northwest Pty Ltd, Hardy Petroleum Limited, Novus UK (Harriet) Limited, Tap (Harriet) Pty Ltd and Kufpec Australia Pty Ltd in favour of the Company pursuant to that JOA;





                                      42.

Deed of Cross Charge given by the Company (No. 225411) pursuant to Production JOA created 18 January 1990 and other charges given by New World Oil & Developments Pty Ltd, Ampolex Varanus Pty Ltd, Apache Northwest Pty Ltd, Hardy Petroleum Limited, Novus UK (Harriet) Limited, Tap (Harriet) Pty Ltd and Kufpec Australia Pty Ltd in favour of the Company pursuant to that JOA;

Harriet Joint Venture and East Spar Joint Venture Access Agreement (Varanus Island) dated 12 December 1996 between the Company, Ampolex Varanus Pty Ltd, Apache Northwest Pty Ltd, Hardy Petroleum Limited, Kufpec Australia Pty Ltd, Tap (Harriet) Pty Ltd, Novus UK (Harriet) Limited, New World Oil & Developments Pty Ltd, Ampolex (A.O.E.) Limited, Apache Oil Australia Pty Ltd, Santos (BOL) Pty Ltd, WMC Resources Ltd and Apache Energy Limited;

Assignment, Farm-in/Farm-out, Assumption, novation and covenant documentation registered as dealings against the Titles, or any predecessor title thereof in the Registers maintained under the Petroleum Legislation.

SALES CONTRACTS

GAS

Heads of Agreement for the Purchase of Natural Gas from the Harriet Area dated 12 December 1990 between SECWA, Hadson Australia Development Pty Ltd, Hardy Petroleum Limited, Kufpec Australia Pty Ltd, Marubeni Oil Australia Pty Ltd, Petro Energy Limited, the Company, Ampolex Varanus Pty Ltd, Swedish Exploration Consortium AB and New World Oil & Developments Pty Ltd;

Heads of Agreement for Gas Supply and Purchase (Normandy Power) dated 24 October 1994 between Normandy Power Pty Ltd, the Company, Ampolex Varanus Pty Limited, Hadson Australia Development Pty Ltd, Hardy Petroleum Limited, Kufpec Australia Pty Ltd, Marubeni Oil Australia Pty Ltd, Monument Oil (Australia) Limited, New World Oil & Developments Pty Ltd and Petro Energy Limited;


Gas Supply and Purchase Agreement dated 21 July 1995 between Apache Northwest Pty Ltd, Hardy Petroleum Limited, Kufpec Australia Pty Ltd, Marubeni Oil Australia Pty Ltd, Monument Oil (Australia) Limited, New World Oil & Developments Pty Ltd, the Company, Ampolex Varanus Pty Ltd, Doral Resources NL, Pan Pacific Petroleum NL, Haoma Petroleum Pty Ltd, Strata Petroleum Pty Ltd, Carnarvon Oil & Gas NL and Roy Antony Radford;

Interim Gas Agreement dated on or about 19 February 1996 between the Company, Ampolex Varanus Pty Limited, Apache North West Pty Ltd, Hardy Petroleum Limited, Kufpec Australia Pty Limited, Marubeni Oil Australia Pty Limited, Novus UK (Harriet) Limited, New World Oil & Developments Pty Limited, Ampolex (A.O.E.) Limited, Apache Oil Australia Pty Limited, Parker & Parsley Australasia Limited and Western Mining Corporation Limited;



                                             43.

Gas Supply and Purchase Agreement (Alcoa) dated 5 June 1996 between Alcoa of Australia Limited, the Company, Ampolex Varanus Pty Limited, Apache North West Pty Ltd, Hardy Petroleum Limited, Kufpec Australia Pty Ltd, Marubeni Oil Australia Pty Ltd, New World Oil & Developments Pty Ltd and Novus UK (Harriet) Limited;

Wiluna Gas Sales Agreement dated 8 April 1997 between Apache Northwest Pty Ltd, Hardy Petroleum Limited, Kufpec Australia Pty Ltd, TAP (Harriet) Pty Ltd, Novus UK (Harriet) Limited, New World Oil & Developments Pty Limited, the Company, Ampolex Varanus Pty Ltd and Wiluna Gold Pty Limited;

Gas Sale Agreement (Boral) dated 17 June 1997 between Boral Gas (WA) Pty Limited, the Company, Ampolex Varanus Pty Ltd, Apache Northwest Pty Ltd, Hardy Petroleum Limited, Kufpec Australia Pty Ltd, TAP (Harriet) Pty Ltd, Novus UK (Harriet) Limited and New World Oil & Developments Pty Ltd.

CRUDE

Harriet Oilfield Royalty Agreement dated 20 September 1989 between Jeffrey Carr (Minister for Administration of PSLA (W.A.)), Bond Corporation Pty Ltd, Hadson Australia Development Pty Ltd, Varanus Pty Ltd, TEA Australia Inc., Petro Energy Limited and New World Oil & Developments Pty Ltd;

Terms and Conditions of Sale of Varanus Crude dated 18 December 1996 between Ampolex Varanus Pty Limited and Glencore International AG.





                                     44.

                                  SCHEDULE SIX
                           PROCEDURES FOR INDEPENDENT
                            ACCOUNTANT DETERMINATION


1.        REFERRALS TO EXPERT

          Wherever in this Agreement any matter is to be referred to the Independent Accountant, then the terms of this Schedule shall apply.

2.        APPOINTMENT

          The procedure for appointing the Independent Accountant is as follows:

2.1 The disputing Party must give written notice including details of the matter to be resolved by the Independent Accountant to the other Party.

2.2 If the matter is not resolved within FOURTEEN (14) days from the date of the notice, the Parties shall agree on a single accountant to determine the dispute or, if no agreement is reached within FIVE (5) Business Days, a chartered accountant nominated by the President of the Institute of Chartered Accountants in Australia being a person who is not a partner, consultant or employee of the Buyer's accountants or the Seller's accountants and at which time is not or which firm for he or she works is not retained by the Buyer, the Seller or any of their Related Bodies Corporate in any capacity whatsoever.

2.3       DUTY OF DISCLOSURE

          Any person appointed as the Independent Accountant shall fully disclose any interest which may conflict with the appointment before accepting such appointment and, with the agreement of both Parties, shall be entitled to act as such expert, notwithstanding that he or she has, or may have, some interest which conflicts with such appointment.

2.4       POWERS AND DUTIES

          An Independent Accountant shall, within TEN (10) days of his or her acceptance of the appointment, fix a reasonable time and place for receiving submissions or information from the Parties or any other persons that he or she may think fit and may make further enquiries and require such other evidence as he or she considers necessary and shall determine the matter with all due diligence.

2.5       NOT ARBITRATOR

          The Independent Accountant shall not be an arbitrator but shall give his or her decision as an expert and the provisions of the Commercial Arbitration Act 1985 shall not apply to the expert, the determination or the determination procedure.





                                      45.

2.6       DETERMINATION BINDING

          The Independent Accountant's determination shall be final and binding upon the Parties except for fraud, mistake or manifest error.

2.7       COSTS

          Each Party shall bear the costs and expenses of any consultants, witnesses and employees retained by it in connection with the matter, but the costs and expenses of the Independent Accountant shall be apportioned equally between the Parties.

2.8       REMOVAL OF INDEPENDENT ACCOUNTANT

          If the Independent Accountant has not made a determination within SIXTY (60) days of his appointment, either Party may, by notice, terminate such appointment.

2.9       APPOINTMENT OF REPLACEMENT

          In the event of such termination, a new Independent Accountant shall be appointed within TEN (10) days and the matter determined in accordance with this Schedule.


2.10      CONTINUED PERFORMANCE OF OBLIGATIONS

          The referral of a matter to the Independent Accountant shall not affect the obligations of the Parties to perform or pay any amount otherwise due in accordance with the terms and conditions of the Agreement.





                                      46.

                                 SCHEDULE SEVEN
       SPECIAL PURPOSE FINANCIAL REPORT OF THE COMPANY AS AT 30 JUNE 1997





                                   [OMITTED]





                                      47.

                                 SCHEDULE EIGHT
                           WORKING CAPITAL STATEMENT





                                   [OMITTED]





                                      48.